Exhibit 99.2

Transcript of

Sachem Capital Corp.

Fourth Quarter and Full Year 2020 Conference Call

April 01, 2021

Participants

Natalya Rudman - Crescendo Communications, LLC

John L. Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer

Analysts

Christopher Nolan - Ladenburg Thalmann

Rommel Dionisio - Aegis Capital

Jim Altschul - Aviation Advisory

Presentation

Operator

Good day, everyone and welcome to today's Sachem Capital Fourth Quarter and Full Year 2020 Conference Call. At this time, all participants are in a listen only mode. Later, you'll have the opportunity to ask questions. [Operator Instruction]. It is now my pleasure to turn today's program over to Natalya Rudman.

Natalya Rudman - Crescendo Communications, LLC

Good morning, everyone, and thank you for joining Sachem Capital Corp’s year end 2020 conference call. On the call with us today is John Villano, CPA, Chief Executive Officer and Chief Financial Officer of Sachem Capital.

On March 31, the company announced its operating results for the year ended December 31, 2020 and its financial condition as of that date. The press release is posted on the company’s website, www.sachemcapitalcorp.com. In addition, the company filed its year-end report on Form 10-K with the US Securities and Exchange Commission on March 31, which can also be accessed on the company’s website as well as the SEC’s website at www.sec.gov.

If you have any questions after the call or would like any additional information about the company, please contact Crescendo Communications at 212-671-1021.

Before Mr. Villano reviews the company’s operating results for 2020 and the company’s financial condition at December 31, 2020, we would like to remind everyone that this conference call may contain forward-looking statements. All statements other than statements of historical facts contained in this conference call, including statements regarding our future results of operations and financial position, strategy, and plans and our expectations for future operations are forward-looking statements.

The words anticipate, estimate, expect, project, plan, seek, intend, believe, may, might, will, should, could, likely, continue, design, and the negative of such terms and other words in terms of similar expressions are intended to identify forward-looking statements. These forward-looking statements are based largely on the company’s current expectations and projections about future events and trends that it believes may affect its financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs.

These forward-looking statements are subject to several risks and uncertainties and assumptions, as described in the company’s Form 10-K filed on March 31, 2021. Because of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this conference call may not occur, and actual results could differ materially and adversely from these anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as prediction of future events. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, level of activity, performance or achievements. In addition, neither the company nor any person assumes responsibility for the accuracy and completeness of any of these forward-looking statements.

The company disclaims any duty to update any of these forward-looking statements. All forward-looking statements attributed to the company are expressly qualified in their entirety by these cautionary statements as well as others made in this conference call. You should evaluate all forward-looking statements made by the company in the context of these risks and uncertainties.

With that, I will now turn over the call to John Villano. Please go ahead, John.

John L. Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

Thank you and thanks to everyone for joining us today. I am very pleased to report our company achieved record revenue of $18.6 million and generated record net income of $9 million for 2020, despite the lingering effects of the COVID-19 pandemic.

We attribute our growth in revenue and net income to the following factors. First, the fix-and-flip market has continued to improve in our traditional markets, as demand for property has outstripped supply. Second, our access to the capital markets has provided us with liquidity to withstand the sudden shock of COVID-19 and to fuel growth. Third, borrowers looked for a reliable and stable source for rehab and development funds as their lenders ceased or limited operations during the pandemic. And finally, our strategy to diversify our portfolio is beginning to pay dividends, as we gain small footholds outside of Connecticut. This strategy will target MSAs, or Metropolitan Statistical Areas, where residents enjoy robust real estate, employment growth, progressive governments, low taxes and quality of life.

This improvement is even more evident in our fourth quarter financial results, as revenue increased 98% to $5.7 million and net income increased 150% to $2.3 million for the fourth quarter of 2020 versus the same period last year. We achieve these strong results while maintaining disciplined underwriting and a conservative loan-to-value ratio.

Let me take a moment now to recap some of the events that made 2020 such a transformative year for the company. In light of the impact of COVID-19 on economic conditions and the capital markets, we immediately took various steps to reduce our risks. Among these changes beginning April 1, 2020, we limited new loan activity to the amount of cash generated by loan payoff, and we reduced our loan-to-value ratio on new loans to 50%.

As conditions improved and we had better visibility into the market, effective July 1, 2020, we reverted to our standard lending criteria by increasing our loan-to-value back to 70%, while still maintaining a cautionary approach. We also instituted a forbearance program to help borrowers who are adversely impacted by the pandemic. Under this program, approximately $200,000 of interest on 23 loans, having an aggregate principal balance of $6.5 million at June 30, 2020, was deferred. It's important to note that as of December 31, 2020, we did not have any loans in forbearance.

Let's dig a bit deeper into the key drivers impacting our growth. First, the overall economic climate in the Northeast Corridor has improved. This improvement reflected the reduction in the transmission rate of the virus and a slowdown in the number of virus-related deaths. Second, the competitive landscape for us remains favorable. Notwithstanding the improvements in the economy, many banks and other traditional lenders still have restrictive lending criteria, and many non-traditional lenders are undercapitalized. We believe these factors validated our decision prior to the second quarter of the year to focus on preservation of capital rather than short-term growth.

Third, the residential real estate market in Connecticut, our primary market, has stabilized and is quite strong. Like many other communities surrounding New York, Connecticut’s southern counties, in particular, have benefited from the migration of New York City residents to the suburbs. We believe this contributed to the increase in the number of loan payoffs we experienced in the third and fourth quarters.

Fourth, in the third quarter, we initiated a growth strategy focused on Florida. As a result, we increased the aggregate principal amount of our loan portfolio in Florida to approximately $15 million as of December 31st of 2020 compared to less than $400,000 as of December 31st of 2019. Currently, we now have loans in 10 states. As of December 31, 2020, we had 68 loans outside of Connecticut, representing 14% of our mortgage loans or approximately 23% of the aggregate dollar amount of our portfolio.

Next, we've been pursuing opportunistic expansion and diversifying our mortgage portfolio into additional asset classes, such as larger multifamily and higher end fix-and-flip properties where we believe we can effectively deploy larger amounts of capital with potentially higher returns, better sponsorship, and lower risk. We believe that migration to higher quality transactions will offset any rate compression and help us maintain a low foreclosure rate.

And finally, to support our continued expansion, in the second half of 2020, we successfully completed three offerings of fixed rate, five-year term notes, which generated approximately $56.1 million in gross proceeds. These funds are being used primarily to fund new mortgage loans, given the robust demand. As of December 31, 2020, we had cash and short-term marketable securities of approximately $56.7 million.

In addition, in 2020, we opened a margin line of credit which allows us to borrow up to 70% of the value of our short-term marketable securities portfolio at 1.75% below prime, providing us additional flexibility. Our ability to successfully pivot our business model and quickly adapt to changes in the marketplace has been a key competitive advantage for Sachem.

Looking ahead, I am pleased to report our loan pipeline is robust and expanding. Further, we are well capitalized with a solid balance sheet to take advantage of opportunities in the market. As a result, we remain highly encouraged with our 2021 business prospects.

I would now like to touch on some key financial highlights and talk more about our strategy going forward. If you need any additional insight into the financial details, please review our recently filed 10-K and press release.

First, total revenue for the year ended December 31, 2020 was approximately $18.6 million compared to approximately $12.7 million for the year ended December 31, 2019. This represents an increase of approximately $5.9 million or 46.7%. The increase in revenue is due primarily to an increase in our lending operations. Interest income, net origination fees, rental income and interest on investment securities all increased during the period.

To be specific, interest income increased approximately 41.7%, origination fee income increased approximately 24.6% and other income increased by 50.8%. For 2020, interest income was approximately $13.8 million, origination fees were approximately $1.9 million, other income was approximately $1.25 million, gains on the sale of investment securities were approximately $900,000, investment income was approximately $400,000, processing fees were approximately $168,000, late and other fees and net rental income were approximately $169,000.

Other income in 2020 included income from borrower charges of $291,000, lender modification and extension fees of $672,000, in-house legal fees of $223,000 and other income of $60,000. In comparison, in 2019, interest income was approximately $9.8 million, origination fees were approximately $1.5 million, other income was approximately $827,000, late and other fees and net rental income were approximately $334,000, processing fees were approximately $167,000, investment income was approximately $81,000 and there was no gain on the sale of investment securities.

Total operating costs and expenses for the year ended December 31, 2020 were approximately $9.6 million compared to approximately $6.5 million for 2019. Year-over-year, this represents an increase of approximately $3.1 million or 48.2%. The company's largest expense, representing approximately 58% of total operating expenses was interest and amortization of deferred financing costs. In comparison, for 2019, interest and amortization of deferred financing costs represented approximately 45% of total operating expenses. The increase reflects the increase in overall indebtedness from $56.2 million at December 31, 2019 to $143.6 million at the end of 2020. As most of this increase was incurred in the third and fourth quarters of 2020, the company expects its interest and amortization of deferred financing costs to increase in 2021 as well.

Net income for 2020 was approximately $9 million compared to approximately $6.2 million for 2019, representing an increase of approximately $2.8 million or 45%. Net income per share for 2020 was $0.41 compared to $0.32 for 2019, representing a 28% increase year-over-year.

Overall, we believe our financial results are evidence of our strong competitive position in the market and the sustainability of our business model over time. Even though our outlook for next year remains positive, we recognize there are still ongoing market risks to consider. As you have seen, we can quickly adapt our strategy as market conditions change.

In terms of Sachem's financial condition, as of December 31, 2020 compared to December 31, 2019, total assets increased by $85.5 million to $226.7 million. Most of the increase was attributable to increases in mortgage loans receivable which increased by $61.3 million or 64.9%. Total liabilities increased approximately $87 million to $146 million, reflecting the $56.4 million aggregate principal amount of notes issued in 2020 and the $28.1 million balance on our outstanding line of credit.

Shareholders’ equity was $80.9 million compared to $82.6 million at December 31, 2019. This decrease reflects the excess of the dividends paid and declared in 2020, $10.7 million over net income of $9 million. This difference is directly related to our declared dividend at the end of December 31, 2020. Our loan portfolio increased by approximately $61.3 million and our balance sheet remains solid with over $226 million of assets, backing $114.2 million in note principal. As a mortgage REIT, our debt levels are extraordinary low versus our peers, thereby providing stability during difficult times.

As of December 31, 2020, of the 495 mortgage loans in our portfolio, just 16 or approximately 3.23% were in the process of foreclosure or actively managed with the goal of unlocking our invested capital in a timely manner. In the case of each of these loans, we believe the value of the collateral exceeds the total amount due. With the gradual reopening of the Connecticut courts, we saw progress in foreclosure and eviction proceedings, as courts have begun to work through the large backlog.

Of the 495 mortgage loans in our portfolio at December 31, 2020, we had no loans in forbearance. This was down from 18 forbearance requests at the end of the third quarter of 2020. Those 18 requests had an aggregate principal balance of $5.1 million and deferred interest of $146,000. As of December 30, 2020, real estate owned increased to $8.9 million compared to $8.3 million at 2019 year end.

The increase in real estate owned was due in part to the fact that we capitalized past due real estate taxes that we paid, the cost to repair and maintain property, legal costs to secure title and costs to prepare the properties for sale. Further, the sale of some REO properties were hindered because we were unable to gain access and market the properties due to tenant occupancy directly related to COVID-19 and government orders relating to eviction.

Net cash provided by operating activities in 2020 was $9.6 million compared to 84.1 million in 2019. Our primary objective remains constant: to grow our loan portfolio while protecting and preserving capital in a manner that provides an attractive risk adjusted returns to our shareholders. We intend to achieve this objective by a simple yet compelling two prong strategy; one, to accelerate profitable growth and two, to drive operational excellence.

To accelerate profitable growth, we are targeting opportunities across a broader geographical footprint, beginning with Florida and Texas. We are also targeting higher value fix-and-flip and commercial loans with strong experienced sponsors. To drive operational excellence, we have embarked on a comprehensive change management initiative to review, assess, upgrade, or transform if necessary, our existing internal operations and processes including workflows, employee roles, decision trees and data collection forms.

In 2020, the company paid a total of $8 million in dividends. In addition, in late December 2020, the company declared and in January 2021, the company paid a dividend of $0.12 per share or $2.65 million. As you are aware, Sachem Capital operates as a REIT and is required to distribute a minimum of 90% of the company's taxable income to shareholders as dividends. We intend to satisfy this requirement again in 2021.

Let me take a moment now to discuss liquidity and capital resources. As I mentioned earlier, we had cash and short-term marketable securities of approximately $57 million as of December 31, 2020. Supplementing our liquidity is our new margin line of credit with a balance of $28.1 million at December 31, providing us with additional flexibility at very attractive rates. It's also important to reiterate that we are very careful about the debt we take on and will not over leverage our portfolio to garner high leveraged returns.

Moving forward, we will continue to monitor the ever-changing economic conditions. Given the current market, we believe we are well positioned as the go to non-bank real estate lender while our competitors have tightened their lending criteria, or have fled this segment of the market. Despite the lingering unknowns associated with COVID-19, the demand for our products and services remains strong. This is reflected in our year-end financial results and our growing presence in the lending marketplace.

I am pleased with our 2020 operating results having achieved record revenue of $18.6 million and record net income of $9 million. We are still maintaining a cautionary approach to the market and look forward to further deploying our capital, as we identify attractive opportunities. In light of COVID-19, we believe our lending platform is solid and sustainable, given our strict underwriting criteria and extensive due diligence. We have built a highly scalable business model to drive increased revenue and cash flow, which we strongly believe will continue to grow profitability and dividends in the years ahead.

I would like to thank you all for joining the call today. At this point, we will open up the call for questions.

Operator

[Operator Instructions] We will take our first question from Christopher Nolan from Ladenburg Thalmann. Please go ahead.

Q: Hey, John, on the other state loans, what do you expect them to grow to in 2021, as a percentage of the total portfolio?

John L. Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

That's a great question. You know, so our geographical expansion outside of Connecticut has been more of a crawl than even a walk or a slow jog. So we are expanding out of Connecticut. We are doing it with really limited capital resources. As I talked about, we raised $56 million during the year, which allowed us to grow our Florida portfolio and a little bit of our Texas portfolio.

We're taking it slow. We still have unbelievable demand here in Connecticut. So it's really just an initiative to better diversify our assets. So to be specific, I don't know how big it's going to be. It's really limited by available capital. But again, it's a very slow process for us where we're not racing to take hold of a certain area.

Q: Okay, great. And then I guess on the expense side, given the comments in terms of re-engineering different processes, should we expect an increase in operational expenses for 2021 for the remaining of the quarters?

John L. Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

There will be a slight increase. We do have some personnel coming on board in the next month. It should not be too out of line. Yeah, this is mostly internal, it's a rework and a review of our processes. We're trying to fill any gaps, be more efficient, be more accurate. It's really just an internal program. So the costs with that, I would say, are relatively small, but indirectly we are going to bring on some people to handle the growth of our business.

Q: Final question. On your cash flow statement, you have investment sales, which seems to be increasing, should we look at investment sales to be a source of capital going forward? Am I misreading that?

John L. Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

No, let me try to explain this, the best I can. So we are constantly offered debt financing products. And as you know, we do finance ourselves predominantly with unsecured fixed rate notes. They're great, right. They're great. As I said, fixed rate, we know what our costs are, we're able to make a nice margin off of them. The investment securities and our margin loan give us the ability to park excess cash.

So if for example, we have a large payoff rather than have those funds sit in our operating accounts, we slide it over and we're able to generate some form of yield. And then, on the other side of that, first of all, I want to say our portfolio is truly bomb proof. But we're able to borrow against those assets at very low rates, well below the costs of our fixed rate notes. So it's a place for us to park surplus funds and a way for us to access them at reasonable rates.

Q: Great. That's it for me. Thanks for taking my questions.

John L. Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

Okay.

Operator

Okay. We will take our next question from Rommel Dionisio from Aegis Capital. Please go ahead.

Q: Yeah, thanks and good morning, John. John, I wonder if you could just provide a little more granularity on the – add color on the geographic expansion in Florida and Texas specifically? Could you just characterize, if you can, are we looking at urban centers, which geographies in the Florida market and what are you targeting in Texas as well? And – yeah, that'd be very helpful things. Thanks.

John L. Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

So the Texas part of the question is relatively easy. We have a relationship with a hard money lender in Texas. We work together. We provide capital. We buy loans. We participate in loans. He is a very good operator. He is – if you're any kind familiar, he's a very small Sachem, before we were a public company, he's funded with family and friends. So on occasion, we will – when we have some excess cash flow, we send it his way. Right now, we have probably $4 million or $5 million down in Texas.

With respect to Florida, we are establishing a broker network. And needless to say, we are getting significant demand from Florida. And with respect to those loans, we're very careful. Florida has a very robust real estate market. You know, we're looking for operators with some level of experience, a good operating history. And we're trying to, again, spread out across southern Florida.

So if you were to draw a line across Florida, so let's say from Fort Lauderdale to Fort Myers and down that's the area that we are now. We do have a couple loans in celebration that are coming from Connecticut based residents. So, we're kind of, I don't want to say all over the place, we're trying to do the southern half of Florida, but our local borrowers have given us loans in different parts of Florida as well.

Q: It's helpful. Thanks very much and congrats on the quarter.

John L. Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

Thank you.

Operator

We'll take our next call from Jim Altschul from Aviation Advisory. Please go ahead.

Q: Good morning. It's Altschul and congratulations on an excellent year, John. Can you hear me okay, by the way?

John L. Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

I can.

Q: Okay. Excuse me. Sorry about that. Couple of questions. Can you talk a little about the trend in the spread or the interest rates that you're able to charge on new transactions? How's that evolved over the past year and what are you seeing now?

John L. Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

Sure. So in our industry, there has been a significant amount of interest compression, the rates have dropped, borrowers are becoming a little more savvy, there are more choices for borrowers to select their debt provider or their rehab capital provider. This year is the first year in our history our weighted average portfolio rate of return, which does not include origination fees, has fallen below 12%. In our case, I think it was 11.75% or so. Normally, it is 12.1% to 12.2%.

Part of that with respect to us is, yes, there's a push for borrowers to borrow less. And most importantly, it's us looking for better well-heeled borrowers who deserve better rates. So, I talked briefly about it during the presentation. We are looking for better capitalized, better sponsors, clearly more experienced and operating history and those individuals or those companies really deserve better rates, if we're to get their business.

So even we are combating the compression of interest pretty well. We are in no trouble of earning less than our cost of capital. And again at 11.75%, that does not include origination fees, which, on average, it's in excess of 2% for every dollar. So we're probably earning in the 13% to 14% range, as opposed to maybe 14.25% to 14.5% in prior years. But in any case, the company is not having terrible pricing pressures.

Q: Okay. That's good to know. Second, in your prepared remarks, you made reference to last – last year you didn’t have – I don't know, forbearance but you deferred interest, what was $147,000 worth of interest? Has those deferred interest amounts been repaid or are they still out there?

John L. Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

They have. So we handled the forbearance program very differently than what you've most likely have heard from your local banks or maybe some other lenders. What we did, and we did it with a view towards what happens to our borrower when this subsides. So any borrower – so first of all, our loans are all commercial, we are not required to provide forbearance but we did. We felt it was the right thing to do.

So we stepped up and we gave our borrowers some room to work their way out of a jam. And we did not grant forbearance willy-nilly, you had to prove that you were affected. And if that was the case, our first group was about 23, which I think 23 loans that we disclosed in July, it worked down to 18 in September. And what we did, to be very specific, is we just didn't grant the three months moratorium. What we did is we modified their loan, in effect, we funded the three months, alright. And we only did that to borrowers who one, had a true issue, a proven issue and two, that they were current with us, okay. So they had to be current at the time of COVID-19.

What we did through the modification was to think hey, you know, let's say this time, next year, a bank's going to look at that, they're going to look at our borrower and say, oh, boy, you didn't make payments for three months. And we all know how banks are and loans can get disqualified or rejected.

And so we set it up in such a way that our borrowers if they are to go refinance – and the borrower refinance is critical to our business. When they go into a bank, their loan histories are going to be clear. And so that's what we did. We funded it with cash. All of those loans are now paying as agreed. Some have been paid off. And like I said, we have no – we didn't hate to say we – in terms of operations, all of our forbearance – forborne loans have been repaid or are paying as agreed.

Q: Great. And one more question. Because you have a fairly significant balance in short-term marketable securities at this point, in what kind of securities are you investing, because obviously, interest rates are pretty low right now?

John L. Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

They are and we had a nice gain during the year, as you can see, we have a blend, treasuries, CDs. We have some corporate preferred and some corporate debt but our financial investment advisor has strict instructions to monitor the debt levels of these entities. So we're not just running out and buying your ordinary mortgage REIT that has seven times leverage and trying to get a yield, we're not doing that.

We're buying high quality corporate grade securities. And our blended rate on this is probably somewhere in the five range, maybe just a little bit less. So, it has a cost to us but we take – we draw off our margin loan and we lend at 12%.

Q: Okay. Well, thank you very much. That's all I have.

John L. Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

Okay. You are welcome.

Operator

[Operator Instructions] Okay, it appears we have no further questions at this time. I will now turn the program back over to our presenters for any additional or closing remarks.

John L. Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President and Treasurer, Sachem Capital Corp.

Thank you, everyone. This concludes our call today.

Operator

This does conclude today's program. Thank you for your participation. You may disconnect at any time.